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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 811-5605



                    Cohen & Steers Realty Income Fund, Inc.
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            (Exact name of registrant as specified in its charter)

                  c/o Cohen & Steers Capital Management, Inc.
                               757 Third Avenue
                           New York, New York 10017
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                      N/A
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports;

    Rule 12g-4(a)(1)(i)           X    Rule 12h-3(b)(1)(i)                -
    Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)               -
    Rule 12g-4(a)(2)(i)                Rule l2h-3(b)(2)(i)                -
    Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)               -
                                       Rule 15d-6                         -

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934 Cohen & Steers Realty Income Fund, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    6/25/01                                     By: /s/ Robert H. Steers
         -----------                                    ----------------------
                                                        Robert H. Steers